April 2, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of ChinaCast Education Corporation’s Form 8-K dated March 25, 2013. We agree with the first, third and fourth paragraphs. As to the second paragraph, we do not have sufficient information to agree or disagree with the first sentence; we agree with the second sentence.

Yours truly,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

(Formerly Deloitte Touche Tohmatsu CPA Ltd.)

Beijing, the People’s Republic of China